Exhibit 99.1

Allison Transmission Announces Third Quarter 2020 Results

*	Net Sales of $532 million, up 41% from the second quarter of 2020

*	Net Income of $77 million

*	Diluted EPS of $0.68

*	Adjusted EBITDA of $174 million

INDIANAPOLIS, October 28, 2020 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global manufacturer of medium- and heavy-duty fully automatic transmissions and a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems, today reported net sales for the third quarter of $532 million, a 20 percent decrease from the same period in 2019 and a 41 percent increase from the second quarter of 2020.

Net income for the quarter was $77 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $174 million. Net cash provided by operating activities for the quarter was $158 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $136 million.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “Despite the challenges presented by the pandemic, third quarter results improved significantly, as customer demand and the global economy continued to recover, following the severe disruptions experienced in the second quarter. Furthermore, the commitment, dedication and resilience of Allison’s employees, customers and suppliers have enabled the uninterrupted delivery of our products, and the continued generation of earnings and positive cash flow.”

Graziosi continued, “We will continue to prioritize the health and well-being of Allison’s extended family and align our operations, programs and spending with current end market conditions, while mitigating the risks that we anticipate will persist for the foreseeable future and maintaining the flexibility to respond quickly and appropriately. During the third quarter, we settled $16 million in share repurchases and paid a dividend of $0.17 per share. Allison remains well capitalized and positioned to realize future growth opportunities, due to our long-standing commitment to prudent balance sheet management, ample liquidity and profitable operations.”

Third Quarter Net Sales by End Market

End Market	Q3 2020 Net Sales ($M)	Q3 2019 Net Sales ($M)	% Variance
North America On-Highway	$281	$369	(24%)
North America Off-Highway	$1	$6	(83%)
Defense	$56	$40	40%
Outside North America On-Highway	$71	$99	(28%)
Outside North America Off-Highway	$4	$24	(83%)
Service Parts, Support Equipment & Other	$119	$131	(9%)
Total Net Sales	$532	$669	(20%)

Third Quarter Highlights

North America On-Highway end market net sales were down 24 percent from the same period in 2019 principally driven by lower demand for Rugged Duty Series and Highway Series models as a result of the effects of the pandemic, and up 71 percent on a sequential basis as the severe economic weakness and customer shutdowns experienced during the second quarter abated and a rebound in relevant business activity generated improved demand for both Medium Duty and Class 8 Straight trucks.

North America Off-Highway end market net sales were down $5 million from the same period in 2019 and down $2 million sequentially, in both cases principally driven by lower demand for hydraulic fracturing applications.

Defense end market net sales were up 40 percent from the same period in 2019 and up 33 percent on a sequential basis, in both cases principally driven by tracked vehicle applications, including contracts announced earlier this year for Allison’s X1100 and X200 cross-drive transmissions in support of the U.S. Army’s long-term sustainment and combat readiness efforts.

Outside North America On-Highway end market net sales were down 28 percent from the same period in 2019 principally driven by lower global demand due to the effects of the pandemic and up 18 percent sequentially as global customers resumed production following shutdowns implemented in the second quarter.

Outside North America Off-Highway end market net sales were down $20 million from the same period in 2019 and down $15 million on a sequential basis, in both cases principally driven by lower demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were down 9 percent from the same period in 2019 principally driven by lower demand for North America service parts and support equipment partially offset by aluminum die cast component volume associated with the acquisition of Walker Die Casting in September 2019, and up 34 percent sequentially principally driven by higher demand for aluminum die cast component volume, North America On-Highway service parts and support equipment.

Gross profit for the quarter was $254 million, a decrease of 27 percent from $348 million for the same period in 2019. Gross margin for the quarter was 47.7 percent, a decrease of 430 basis points from a gross margin of 52.0 percent for the same period in 2019. The decrease in gross profit was principally driven by lower net sales partially offset by lower manufacturing expense commensurate with decreased net sales, price increases on certain products and lower incentive compensation expense.

Selling, general and administrative expenses for the quarter were $93 million, an increase of $8 million from $85 million for the same period in 2019. The increase was principally driven by unfavorable product warranty adjustments partially offset by lower intangible amortization expense, lower commercial activities spending and lower incentive compensation expense.

During the third quarter, a $23 million product warranty adjustment was recorded to address a transmission performance issue associated with shift quality in a defined population of products.

Engineering – research and development expenses for the quarter were $33 million, a decrease of $6 million from $39 million for the same period in 2019. The decrease was principally driven by the intra-year timing of product initiatives spending.

Net income for the quarter was $77 million, a decrease of $72 million from $149 million for the same period in 2019. The decrease was principally driven by lower net sales and higher selling, general and administrative expenses partially offset by lower manufacturing expense, price increases on certain products and the intra-year timing of product initiatives spending.

Net cash provided by operating activities was $158 million, a decrease of $54 million from $212 million for the same period in 2019. The decrease was principally driven by lower gross profit partially offset by reductions in cash income taxes, operating working capital requirements and commercial activities spending, and the intra-year timing of product initiatives spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $174 million, a decrease of $95 million from $269 million for the same period in 2019. The decrease in Adjusted EBITDA was principally driven by lower gross profit and unfavorable product warranty adjustments partially offset by lower commercial activities spending and the intra-year timing of product initiatives spending.

Adjusted free cash flow for the quarter was $136 million, a decrease of $29 million from $165 million for the same period in 2019. The decrease was principally driven by lower net cash provided by operating activities partially offset by lower capital expenditures and the exclusion of cash restructuring charges.

Full Year 2020 Guidance

Allison expects 2020 Net Sales in the range of $2,025 to $2,075 million, Net Income in the range of $285 to $315 million, Adjusted EBITDA in the range of $690 to $730 million, Net Cash Provided by Operating Activities in the range of $490 to $520 million, Adjusted Free Cash Flow in the range of $385 to $425 million and Capital Expenditures in the range of $107 to $117 million.

Our full year 2020 Net Sales guidance reflects lower demand across all end markets except for the Defense end market as a result of the pandemic, partially offset by price increases on certain products.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, October 29 to discuss its third quarter 2020 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on October 29 until 11:59 p.m. ET on November 5. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13710663.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, excluding non-recurring restructuring charges, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net sales	$532	$669	$1,546	$2,081
Cost of sales	278	321	801	985

Gross profit	254	348	745	1,096
Selling, general and administrative	93	85	237	262
Engineering - research and development	33	39	107	107

Operating income	128	224	401	727
Interest expense, net	(34)	(32)	(100)	(101)
Other income, net	4	2	8	8

Income before income taxes	98	194	309	634
Income tax expense	(21)	(45)	(70)	(137)

Net income	$77	$149	$239	$497

Basic earnings per share attributable to common stockholders	$0.68	$1.24	$2.10	$4.04

Diluted earnings per share attributable to common stockholders	$0.68	$1.23	$2.10	$4.01

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$251	$192
Accounts receivable, net	245	253
Inventories	177	199
Other current assets	37	42

Total Current Assets	710	686
Property, plant and equipment, net	636	616
Intangible assets, net	975	1,042
Goodwill	2,063	2,041
Other non-current assets	62	65

TOTAL ASSETS	$4,446	$4,450

LIABILITIES
Current Liabilities
Accounts payable	$133	$150
Product warranty liability	34	24
Current portion of long-term debt	6	6
Deferred revenue	33	35
Other current liabilities	176	202

Total Current Liabilities	382	417
Product warranty liability	31	28
Deferred revenue	107	104
Long-term debt	2,510	2,512
Deferred income taxes	424	387
Other non-current liabilities	246	221

TOTAL LIABILITIES	3,700	3,669
TOTAL STOCKHOLDERS’ EQUITY	746	781

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,446	$4,450

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities (a)	$158	$212	$398	$645
Net cash used for investing activities (b) (c)	(31)	(146)	(76)	(323)
Net cash used for financing activities	(312)	(65)	(263)	(399)
Effect of exchange rate changes on cash	2	(2)	—	(2)

Net (decrease) increase in cash and cash equivalents	(183)	(1)	59	(79)
Cash and cash equivalents at beginning of period	434	153	192	231

Cash and cash equivalents at end of period	$251	$152	$251	$152

Supplemental disclosures:
Interest paid	$8	$10	$73	$63
Income taxes paid	$5	$29	$13	$84
(a) Restructuring charges	$(9)	$—	$(12)	$—
(b) Business acquisitions	$—	$(99)	$4	$(232)
(c) Additions of long-lived assets	$(31)	$(47)	$(80)	$(91)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (GAAP)	$77	$149	$239	$497
plus:
Interest expense, net	34	32	100	101
Depreciation of property, plant and equipment	25	20	71	57
Income tax expense	21	45	70	137
Amortization of intangible assets	11	22	40	65
Restructuring charges (a)	—	—	12	—
Stock-based compensation expense (b)	6	2	11	10
Unrealized loss on foreign exchange (c)	—	—	2	—
Acquisition-related earnouts (d)	—	—	1	—
Expenses related to long-term debt refinancing (e)	—	—	—	1
UAW Local 933 retirement incentive (f)	—	(1)	—	(1)

Adjusted EBITDA (Non-GAAP)	$174	$269	$546	$867

Net sales (GAAP)	$532	$669	$1,546	$2,081
Net income as a percent of net sales (GAAP)	14.5%	22.3%	15.5%	23.9%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	32.7%	40.2%	35.3%	41.7%
Net cash provided by operating activities (GAAP)	$158	$212	$398	$645
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(31)	(47)	(80)	(91)
Restructuring charges (a)	9	—	12	—

Adjusted free cash flow (Non-GAAP)	$136	$165	$330	$554

(a)

Represents restructuring charges (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) related to voluntary and involuntary separation programs for hourly and salaried employees in the second quarter of 2020.

(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).

(c)	Represents losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.

(d)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.

(e)	Represents expenses (recorded in Other income, net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 in the first quarter of 2019.

(f)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2020
	Low	High
Net Income (GAAP)	$285	$315
plus:
Depreciation and amortization	150	150
Interest expense, net	133	133
Income tax expense	83	93
Stock-based compensation expense (a)	15	15
Restructuring charges (b)	12	12
UAW Local 933 retirement incentive (c)	9	9
Unrealized loss on foreign exchange (d)	2	2
Acquisition-related earnouts (e)	1	1

Adjusted EBITDA (Non-GAAP)	$690	$730

Net Cash Provided by Operating Activities (GAAP)	$490	$520
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-live assets	$(117)	$(107)
Restructuring charges (b)	12	12

Adjusted Free Cash Flow (Non-GAAP)	$385	$425

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).

(b)

Represents restructuring charges (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) related to voluntary and involuntary separation programs for hourly and salaried employees in the second quarter of 2020.

(c)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the UAW pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(d)	Represents losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.

(e)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.